Exhibit 5.2

[Stevens & Lee Letterhead]

March 19, 2009

SCBT Capital Trust IV

c/o SCBT Financial Corporation

520 Gervais Street

Columbia, South Carolina 29201

Re: SCBT Capital Trust IV

Ladies and Gentlemen:

We have acted as special Delaware counsel for SCBT Capital Trust IV, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion letter is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 19, 2009 (the “Certificate”);

(b) The Trust Agreement of the Trust, dated as of March 19, 2009, by and between SCBT Financial Corporation, a South Carolina corporation (the “Company”) and the trustee of the Trust named therein;

(c) The Registration Statement (the “Registration Statement”) on Form S-3, to be filed with the Securities and Exchange Commission on or about March 19, 2009, including a prospectus (the “Prospectus”), relating to the Preferred Capital Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a “Trust Security” and collectively, the “Trust Securities”);

(d) A form of Amended and Restated Trust Agreement of the Trust (the “Trust Agreement”), to be entered into among the Company, as depositor, the trustees of the Trust named therein, the administrators of the Trust named therein, and the several Holders (as defined therein), attached as an exhibit to the Registration Statement; and

(e) A Certificate of Good Standing for the Trust, dated March 19, 2009, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion letter, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinions stated herein. We have conducted no factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion letter, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate will be in full force and effect and will not be amended, (ii) except to the extent stated in numbered paragraph 1 below, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a signatory to the documents examined by us, (iv) that each of the parties and signatories to the documents examined by us had and has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties and signatories thereto of all documents examined by us, (vi) the receipt by each Person to whom a Trust Security is to be issued by the Trust (collectively, the “Security Holders”) of an appropriate certificate evidencing ownership of such Trust Security and the payment for the Trust Security acquired by it, all in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Trust Securities are issued and sold to the Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

The opinions in this letter are limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the effect of or concerning matters involving the laws of any other jurisdiction, or rules, regulations, orders and decisions relating to such laws, including, without limitation, the federal laws of the United States of America.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. §§ 3801, et seq.

2. The Trust Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable preferred undivided beneficial interests in the assets of the Trust.

3. The Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Security Holders may be obligated to make payments and provide indemnity and/or security as set forth in the Trust Agreement.

We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person or relied upon for any other purpose.

Very truly yours,

/s/ Stevens & Lee

RLS/cmc